As filed with the Securities and Exchange Commission on November 28, 2017

Securities Act Registration No. 333-216716

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

☒ Registration Statement under the Securities Act of 1933
☐ Pre-Effective Amendment No.
☒ Post-Effective Amendment No. 3
and/or
☐ Registration Statement under the Investment Company Act of 1940
☐ Amendment No.

TCP CAPITAL CORP.

(Exact Name of Registrant as Specified in its Charter)

2951 28th Street, Suite 1000
Santa Monica, California 90405
(Address of Principal Executive Offices)

(310) 566-1094
(Registrant’s Telephone Number, Including Area Code)

Howard M. Levkowitz
Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, California 90405
(Name and Address of Agent for Service)

Copies to:
Richard T. Prins, Esq.
Michael K. Hoffman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
212-735-3000

Approximate Date of Proposed Public Offering:

From time to time after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a distribution reinvestment plan, check the following box. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-216716) of TCP Capital Corp. (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 3 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 3 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C — OTHER INFORMATION

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS
(1)	Financial Statements

The following statements of the Company are included in Part A of this Registration Statement:

TCP Capital Corp.

Annual Audited Financial Statements
Reports of Independent Registered Public Accounting Firm
Consolidated Statements of Assets and Liabilities as of December 31, 2016 and 2015
Consolidated Schedule of Investments as of December 31, 2016 and 2015
Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014
Consolidated Statements of Changes in Net Assets for the years ended December 31, 2016, 2015 and 2014
Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014
Notes to Consolidated Financial Statements
Consolidated Schedules of Changes in Investments in Affiliates as of December 31, 2016 and 2015
Consolidated Schedules of Restricted Securities of Unaffiliated Issuers as of December 31, 2016 and 2015
Consolidating Statements of Assets and Liabilities as of December 31, 2016 and 2015
Consolidating Statements of Operations for the years ended December 31, 2016, 2015 and 2014

Special Value Continuation Partners, LP

Annual Audited Financial Statements
Reports of Independent Registered Public Accounting Firm
Consolidated Statements of Assets and Liabilities as of December 31, 2016 and 2015
Consolidated Schedule of Investments as of December 31, 2016 and 2015
Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014
Consolidated Statements of Changes in Net Assets for the years ended December 31, 2016, 2015 and 2014
Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014
Notes to Consolidated Financial Statements
Consolidated Schedules of Changes in Investments in Affiliates as of December 31, 2016 and 2015
Consolidated Schedules of Restricted Securities of Unaffiliated Issuers as of December 31, 2016 and 2015

(2)	Exhibits
Exhibit No.	Description
(a)	Articles of Incorporation of the Registrant(2)
(b)	Bylaws of the Registrant(3)
(c)	Not Applicable
(d)(1)	Indenture, dated as of August 11, 2017, by and between the Registrant and U.S. Bank National Association, as the Trustee(24)
(d)(2)	Statement of Eligibility of Trustee on Form T-1(22)
(d)(3)	Form of Certificate of Designation for Preferred Stock(16)
(d)(4)	First Supplemental Indenture, dated as of August 11, 2017, by and between the Registrant and U.S. Bank National Association, as the Trustee(24)
(d)(5)	Form of Global Note of 4.125% Notes Due 2022 (included as part of Exhibit (d)(4))(24)
(d)(6)	Form of Global Note of 4.125% Notes Due 2022(25)
(e)	Form of Dividend Reinvestment Plan(8)
(f)	Not Applicable
(g)	Form of Investment Management Agreement By and Between Registrant and Tennenbaum Capital Partners, LLC(7)
(h)(1)	Form of Underwriting Agreement(26)
(h)(2)	Underwriting Agreement dated August 4, 2017(24)
(h)(3)	Underwriting Agreement dated October 30, 2017(25)
(h)(4)	Equity Distribution Agreement dated November 28, 2017(1)
(i)	Not Applicable
(j)	Custodial Agreement dated as of July 31, 2006(4)
(k)(1)	Form of Administration Agreement of the Registrant(7)
(k)(2)	Form of Transfer Agency and Registrar Services Agreement(8)
(k)(3)	Form of License Agreement(8)
(k)(4)	Credit Agreement dated July 31, 2006(5)
(k)(5)	First Amendment to Credit Agreement dated February 28, 2011(6)
(k)(6)	Form of Amended and Restated Partnership Agreement of Special Value Continuation Partners, LP(7)
(k)(7)	Indenture, dated as of June 17, 2014, by and between the Registrant and U.S. Bank National Association, as the Trustee(17)
(k)(8)	Form of Global Note of 5.25% Convertible Senior Notes due 2019 (included as part of Exhibit (k)(7))(17)
(k)(9)	Indenture, dated as of September 6, 2016, by and between the Registrant and U.S. Bank National Association, as the Trustee(21)
(k)(10)	Form of Global Note of 4.625% Convertible Senior Notes due 2022 (included as part of Exhibit (k)(9))(21)
(k)(11)	Form of Amended and Restated Investment Management Agreement By and Between Special Value Continuation Partners, LP and Tennenbaum Capital Partners, LLC(7)
(k)(12)	Form of Administration Agreement of Special Value Continuation Partners, LP(7)
(k)(13)	Form of Second Amendment to Credit Agreement dated September 18, 2013(9)
(k)(14)
Form of Loan Financing and Servicing Agreement, dated as of May 15, 2013, by and among TCPC Funding I, LLC, as borrower, each lender and agent from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and Wells Fargo Bank, National Association, as collateral agent and collateral custodian(10)

(k)(15)
Form of Amendment No. 1 to Loan Financing and Servicing Agreement, dated as of August 13, 2013, by and among TCPC Funding I, LLC, as borrower, each lender and agent from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and Wells Fargo Bank, National Association, as collateral agent and collateral custodian(11)

(k)(16)
Form of Amendment No. 2 to Loan Financing and Servicing Agreement, dated as of September 10, 2013, by and among TCPC Funding I, LLC, as borrower, each lender and agent from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and Wells Fargo Bank, National Association, as collateral agent and collateral custodian(12)

Exhibit No.	Description
(k)(17)	Form of Sale and Contribution Agreement, dated as of May 15, 2013, by and between Special Value Continuation Partners, LP and TCPC Funding I, LLC(10)
(k)(18)
Form of Amendment No. 3 to Loan Financing and Servicing Agreement, dated as of February 19, 2014, by and among TCPC Funding I, LLC, as borrower, each lender and agent from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and Wells Fargo Bank, National Association, as collateral agent and collateral custodian(13)

(k)(19)
Form of Amendment No. 4 to Loan Financing and Servicing Agreement, dated as of June 9, 2014, by and among TCPC Funding I, LLC, as borrower, each lender and agent from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and Wells Fargo Bank, National Association, as collateral agent and collateral custodian(18)

(k)(20)
Form of Third Amendment to Credit Agreement, dated as of September 3, 2015 entered into by and among Special Value Continuation Partners, a Delaware limited partnership, Wells Fargo Securities LLC (f/k/a Wachovia Capital Markets, LLC), as administrative agent and arranger, and various financial institutions, as lenders(20)

(l)(1)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant(23)
(l)(2)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant(24)
(l)(3)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant(25)
(l)(4)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant(1)
(m)	Not Applicable
(n)(1)	Consent of Deloitte & Touche LLP(23)
(n)(2)	Consent of Ernst & Young LLP(23)
(n)(3)	Report of Deloitte & Touche LLP on the “Senior Securities” table(22)
(n)(4)	Report of Ernst & Young LLP on the “Senior Securities” table(19)
(n)(5)	Power of Attorney(22)
(o)	Not Applicable
(p)	Not Applicable
(q)	Not Applicable
(r)	Consolidated Code of Ethics of the Registrant and our Advisor(8)
99.1	Form of Preliminary Prospectus Supplement For Common Stock Offerings(22)
99.2	Form of Preliminary Prospectus Supplement For Preferred Stock Offerings(22)
99.3	Form of Preliminary Prospectus Supplement For Debt Offerings(22)
99.4	Form of Preliminary Prospectus Supplement For Subscription Rights Offerings(22)
99.5	Form of Preliminary Prospectus Supplement For Warrant Offerings(22)
(1)	Filed herewith.
(2)	Incorporated by reference to Exhibit (a)(2) to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-172669), on Form N-2, filed on May 13, 2011.
(3)	Incorporated by reference to Exhibit (b)(2) to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-172669), on Form N-2, filed on May 13, 2011.
(4)	Incorporated by reference to Exhibit 10.2 to Form 10-12G of Special Value Continuation Partners, LP (File No. 000-54393), filed May 6, 2011.
(5)	Incorporated by reference to Exhibit 10.5 to Form 10-12G of Special Value Continuation Partners, LP (File No. 000-54393), filed May 6, 2011.
(6)	Incorporated by reference to Exhibit 10.6 to Form 10-12G of Special Value Continuation Partners, LP (File No. 000-54393), filed May 6, 2011.
(7)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-172669), on Form N-2, filed on May 13, 2011.
(8)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-172669), on Form N-2, filed on March 5, 2012.
(9)	Incorporated by reference to Exhibit 10.01 of the Registrant’s Form 8-K filed on September 19, 2013.
(10)	Incorporated by reference to Exhibits 10.01 and 10.02 of the Registrant’s Form 8-K filed on May 17, 2013.
(11)	Incorporated by reference to Exhibit 10.02 of the Registrant’s Form 8-K filed on September 10, 2013.
(12)	Incorporated by reference to Exhibit 10.01 of the Registrant’s Form 8-K filed on September 10, 2013.
(13)	Incorporated by reference to Exhibit 10.01 of the Registrant’s Form 8-K filed on February 21, 2014.
(14)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-194669), on Form N-2, filed on March 19, 2014.
(15)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-194669), on Form N-2, filed on May 8, 2014.

(16)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-194669), on Form N-2, filed on June 5, 2014.
(17)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on June 17, 2014.
(18)	Incorporated by reference to Exhibit 10.01 of the Registrant’s Form 8-K filed on June 9, 2014.
(19)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-204571), on Form N-2, filed on May 29, 2015.
(20)	Incorporated by reference to Exhibit 10.01 of the Registrant’s Form 8-K filed on September 8, 2015.
(21)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on September 6, 2016.
(22)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-216716), on Form N-2, filed on March 15, 2017.
(23)	Incorporated by reference to the corresponding exhibit number to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement under the Securities Act of 1933 (File No. 333-216716) on Form N-2, filed on April 28, 2017.
(24)	Incorporated by reference to the corresponding exhibit number to Post-Effective Amendment No. 1 to the Registrant's Registration Statement under the Securities Act of 1933 (File No. 333-216716), on Form N-2, filed on August 11, 2017.
(25)	Incorporated by reference to the corresponding exhibit number to Post-Effective Amendment No. 2 to the Registrant's Registration Statement under the Securities Act of 1933 (File No. 333-216716), on Form N-2, filed on November 3, 2017.
(26)	To be filed by amendment.
ITEM 26.	MARKETING ARRANGEMENTS

The information contained under the heading “Plan of Distribution” on this Registration Statement is incorporated herein by reference and any information concerning any underwriters will be contained in the accompanying prospectus supplement, if any.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION**
Commission registration fee	$69,540
Nasdaq Global Select Additional Listing Fees	65,000
FINRA filing fee	90,500
Accounting fees and expenses	150,000
Legal fees and expenses	300,000
Printing and engraving	150,000
Miscellaneous fees and expenses	50,000
Total	$875,040
**	These amounts (other than the commission registration fee, Nasdaq fee and FINRA fee) are estimates.

All of the expenses set forth above shall be borne by the Company.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

The Registrant owns 100% of the common limited partnership interests in the Operating Company, a Delaware limited partnership.

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

The following table sets forth the number of record holders of our common stock at April 27, 2017.

Title of Class	Number of Record Holders
Common Stock, par value $.001 per share	29
ITEM 30.	INDEMNIFICATION

The information contained under the heading “Description of Our Capital Stock” is incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is again public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant carries liability insurance for the benefit of its directors and officers (other than with respect to claims resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office) on a claims-made basis.

The Registrant has agreed to indemnify the underwriters against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of our Advisor, reference is made to our Advisor’s Form ADV, filed with the Securities and Exchange Commission under the Investment Advisers Act of 1940, and incorporated herein by reference upon filing.

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules thereunder are maintained at the offices of:

(1)	the Registrant, 2951 28th Street, Suite 1000, Santa Monica, CA 90405;
(2)	the Transfer Agent, Wells Fargo Bank, National Association, 161 North Concord Exchange, South Saint Paul, MN 55075;
(3)	the Custodian, Wells Fargo Bank, National Association, 9062 Old Annapolis Rd., Columbia, MD 21045-1951; and
(4)	our Advisor, 2951 28th Street, Suite 1000, Santa Monica, CA 90405. Our Advisor’s telephone number is (310) 566-1094, and its facsimile number is (310) 566-1010.
ITEM 33.	MANAGEMENT SERVICES

Not Applicable.

ITEM 34.	UNDERTAKINGS

1.   The Registrant undertakes to suspend the offering of shares until the prospectus is amended if (1) subsequent to the effective date of its registration statement, the net asset value declines more than ten percent from its net asset value as of the effective date of the registration statement; or (2) the net asset value increases to an amount greater than the net proceeds as stated in the prospectus.

2.   The Registrant undertakes:

(a)   to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(1)   to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(2)   to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(3)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)   that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)   that, for the purpose of determining liability under the 1933 Act to any purchaser, each prospectus filed pursuant to Rule 497(b), (c), (d) or (e) under the 1933 Act as part of a registration statement relating to an offering, other than prospectuses filed in reliance on Rule 430A under the 1933 Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(e)   that, for the purpose of determining liability of the Registrant under the 1933 Act to any purchaser in the initial distribution of securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser: (1) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 497 under the 1933 Act; (2) the portion of any advertisement pursuant to Rule 482 under the 1933 Act relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (3) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, in the State of California, on the 28th day of November 2017.

TCP CAPITAL CORP.

By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz
Chief Executive Officer, Chairman of the Board and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form N-2 has been signed by the following persons in the capacities indicated on the 28th day of November 2017. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title
/s/ Howard M. Levkowitz	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)
Howard M. Levkowitz

/s/ Paul L. Davis*	Chief Financial Officer (principal financial and accounting officer)
Paul L. Davis

/s/ Kathleen A. Corbet*	Director
Kathleen A. Corbet

/s/ Eric Draut*	Director
Eric Draut

/s/ M. Freddie Reiss*	Director
M. Freddie Reiss

/s/ Peter E. Schwab*	Director
Peter E. Schwab

/s/ Rajneesh Vig*	Director
Rajneesh Vig

/s/ Brian F. Wruble*	Director
Brian F. Wruble
*By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz, as Attorney-in-Fact

SIGNATURES

The undersigned has duly caused this Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, in the State of California, on the 28th day of November 2017.

SPECIAL VALUE CONTINUATION PARTNERS, LP

By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz
Chief Executive Officer, Chairman of the Board and Director

This Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of November 2017. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title
/s/ Howard M. Levkowitz	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)
Howard M. Levkowitz

/s/ Paul L. Davis*	Chief Financial Officer (principal financial and accounting officer)
Paul L. Davis

/s/ Kathleen A. Corbet*	Director
Kathleen A. Corbet

/s/ Eric Draut*	Director
Eric Draut

/s/ M. Freddie Reiss*	Director
M. Freddie Reiss

/s/ Peter E. Schwab*	Director
Peter E. Schwab

/s/ Rajneesh Vig*	Director
Rajneesh Vig

/s/ Brian F. Wruble*	Director
Brian F. Wruble
*By:	/s/ Howard M. Levkowitz
Howard M. Levkowitz, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
(h)(4)	Equity Distribution Agreement dated November 28, 2017(1)
(l)(4)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Registrant(1)
(1)	Filed herewith.